Exhibit 11.2

We consent to the incorporation in the Offering Circular of Patriot Federal Bank of our report dated March 7, 2017, relating to the consolidated financial statements of Patiot Federal Bank, and to the reference to us under the heading "Experts" in the Offering Circular, which is part of Form 1-A.

Very truly yours,

WEST & COMPANY CPAs PC

Gloversville, New York

May 26, 2017

97 North Main St., PO Box 1219, Gloversville, NY 12078-0354 ▪ 60 Railroad Place, Suite 302, Saratoga Springs, NY 12866 www.westcpapc.com